                                  Exhibit (15)




August 13, 2002



USG Corporation
125 South Franklin Street
Chicago, Illinois  60606


We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of USG Corporation and subsidiaries for the period ended June 30, 2002, as indicated in our report dated July 26, 2002; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, is incorporated by reference in Registration Statement Nos. 33-40136, 33-64217, and 33-60563 on Form S-3 and Registration Statement Nos. 33-22581 (as amended), 33-22930, 33-36303, 33-52573, 33-52715, 33-63554, and 33-65383 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.





/s/ DELOITTE & TOUCHE LLP
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DELOITTE & TOUCHE LLP

Chicago, Illinois




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